EXHIBIT 99.5

                              FORASOL-FORAMER N.V.
                             SCHOUWBURGPLEIN 30-34
                               3012 CL ROTTERDAM
                                THE NETHERLANDS
                            ------------------------
            NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                            ------------------------

                                JANUARY   , 1997

     NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the "Forasol-Foramer Meeting") of Forasol-Foramer N.V.
("Forasol-Foramer") will be held on             , February   , 1997 at
                  , Netherlands time, at the offices of Trenite Van Doorne, located at Weena 666, 3012 CN Rotterdam.

     A copy of the agenda may be inspected at and obtained from Forasol-Foramer at the address stated hereinabove and from American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, United States of America.

     To qualify for admission to the Forasol-Foramer Meeting, the shareholders may be required to show their share certificates, a certificate of deposit of such share certificates or their proxy card to the Chairman of the Forasol-Foramer Meeting.

     Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Supervisory
                                          Directors

                                          Remi Dorval
                                          CHIEF EXECUTIVE OFFICER AND
                                          SUPERVISORY DIRECTOR